EXHIBIT 10.70

LIMITED LIABILITY COMPANY INTEREST
PURCHASE AGREEMENT

July 9, 2008
LIMITED LIABILITY COMPANY INTEREST
PURCHASE AGREEMENT

THIS LIMITED LIABILITY COMPANY INTEREST PURCHASE AGREEMENT (the “Agreement”) is made as of July 8, 2008, by and between Allied Digital Services Limited, an Indian limited company (“Buyer”) and En Pointe Technologies Sales, Inc., a Delaware corporation (“Seller”), with reference to the following:

RECITALS

A.           Seller currently holds all outstanding membership interests in En Pointe Global Services, LLC, a Delaware limited liability company (the “Company”), as such interest is more fully described in that certain Amended and Restated Limited Liability Company Agreement dated as of July 9, 2008 (the “Company Agreement”).  Seller’s membership interests are comprised of 80,500 Series A Common Units (the “Series A Units”) and 19,500 Series B Common Units (the “Series B Units”).

B.           The Company currently has no operations, employees, consultants, assets or liabilities.

C.           Seller provides certain information technology services and Seller wishes to transfer the employees, consultants and assets necessary to perform those services to the Company.  The Company has not filed, and does not currently intend to file, an election on IRS Form 8832, Entity Classification Election, electing to be classified as a corporation for U.S. federal income tax purposes under Treas. Regulation Section 301.7701-3(c).

D.           Once the Seller’s business has been transferred to the Company, Seller desires to sell the Series A Units, and Buyer desires to purchase such Series A Units, under the terms and conditions set forth herein.  Seller and Buyer intend to treat such sale and purchase of Series A Units, for U.S. federal income tax purposes, under the guidance of Revenue Ruling 99-5, as if Buyer purchased from Seller an 80.50% interest in each of the Company’s assets, and as if the such assets purchased by the Buyer and the assets retained by the Seller were contributed to the Company as a newly formed partnership.

E.           The transfer of assets and employees and the purchase of the Series A Units are collectively referred to herein as the “Transaction.”  After the consummation of the Transaction the parties intend for the Seller to continue to provide support and other services to the Company pursuant to the terms of an agreement that will become effective upon the closing of the Transaction.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

AGREEMENT

1. DEFINITIONS.

In addition to the terms previously defined or defined elsewhere in the Agreement, the following terms shall have the meanings ascribed to them in this Section 1:

1.1 Agreement.  This Limited Liability Company Interest Purchase Agreement, including all amendments hereto, and all exhibits referred to herein.

1.2 Acquisition Proposal.  Any proposal or offer made by any Person other than Buyer or any Subsidiary of Buyer to acquire, directly or indirectly, the Business Assets, or any portion thereof, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Seller, or any operating or business unit of the Seller.

1.3 Alternative Cash Earnout Amount.  Thirteen Million Three Hundred Forty-five Thousand Dollars ($13,345,000).

1.4 Assignment.  Assignment of LLC Membership Interest in the form attached hereto as 1.

1.5 Business.  The provision of the following information technology infrastructure support services:  (i) managed IT services, (ii) deployment & refresh, (iii) IMAC, (iv) maintenance, (v) help desk, (vi) IT infrastructure management, (vii) disposal, (viii) remote IT operations and (ix) remote security management.

1.6 Business Assets.  Those assets set forth on Schedule 1.6 hereto which are currently owned by Seller but will be transferred to the Company prior to Closing.  Seller shall transfer the Business Assets to the Company free and clear of all Liens and all Liabilities (other than Liens for Taxes not yet due and payable), and the Company shall not, by virtue of the transfer of the Business Assets, assume or become responsible for any Liabilities, Taxes or Contracts of the Seller or any other Person of any kind, character or description, whether accrued, absolute, contingent or otherwise, unless such assumption or responsibility is expressly approved in writing by Buyer.

1.7 Buyer Indemnitees.  As defined in Section 9.3(a) below.

1.8 Cash Consideration.  Eight Million Dollars ($8,000,000) as such amount is subject to adjustment pursuant to Section 2 below.

1.9 Cash Earnout Amount.  Two Million Dollars ($2,000,000).

1.10 Claim.  An action, suit, claim or counterclaim or legal, administrative or arbitral proceeding or investigation.

1.11 Closing.  The consummation of the transactions contemplated by this Agreement shall take place at 10:00 a.m., California time, at the offices of DLA Piper US LLP, 1999 Avenue of the Stars, Suite 400, Los Angeles, California 90067-6023, on the third (3rd) business day after all of the conditions precedent to Closing hereunder shall have been satisfied or waived, or at such other date, time and place as the Parties shall mutually agree upon.

1.12 Company Liabilities.  The Liabilities of the Company set forth in Schedule 1.12 hereto.

1.13 Consultant.  Any non-Employee that provides services to, or on behalf of, the Seller in connection with the Business identified in Schedule 1.13 hereto.  Schedule 1.13 shall include the name, title, current compensation arrangement, accrued compensation, accrued benefits and any other compensatory or other arrangements between the Seller and such consultants.

1.14 Contract.  All agreements, whether oral or written and whether express or implied, including, without limitation, contracts, contract rights, promises, commitments, undertakings, customer accounts, orders, leases, guarantees, warranties, representations and franchises, and all renewals, replacements and substitutions therefor.

1.15 Conversion Ratio.  Shall mean the average of the Rupee to Dollar currency exchange rate published in the Wall Street Journal for the ten (10) consecutive trading days preceding the date of Closing.

1.16 Customers.  Those parties identified in Schedule 1.16 hereto that Seller has provided services to in connection with the Business during the past twelve months.  Schedule 1.16 shall identify the amount of revenue generated by each Customer over the twelve full months preceding the date of this Agreement.

1.17 Damages.  As defined in Section 9.3(a) below.

1.18 Dollar.  Shall mean the currency of the United States of America and expressed as “$.”

1.19 Effective Date.  The date in the introductory paragraph of this Agreement.

1.20 Employees.  The employees of Seller involved in the Business identified in Schedule 1.20 hereto that the parties contemplate will be transferred to the Company either immediately prior to, concurrent with or following the, Closing.  Schedule 1.20 shall include the name, title, current salary, accrued compensation, accrued benefits and any other compensatory or other arrangements between the Seller and such employees.

1.21 Escrow Agent.  As defined in Section 9.2 below.

1.22 Escrow Agreement.  The Escrow Agreement shall be the document in the form attached hereto as 1.

1.23 Governmental Body.  Any domestic or foreign national, state or municipal or other local government or multi-national body, any subdivision, agency, commission or authority thereof, of any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

1.24 Intellectual Property Rights.  As defined in Section 3.5.

1.25 Leases.  Those property leases set forth in Schedule 1.25 which represent facilities that the Company will occupy following the Closing in connection with the operation of the Business.

1.26 Leasing Agreement.  The Employee Leasing Agreement in the form attached hereto as 1.

1.27 Liability.  Any direct or indirect indebtedness, liability, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).

1.28 License Agreement.  The Trademark License Agreement in the form attached hereto as 1.

1.29 Lien.  Any mortgage, lien (including mechanics, warehousemen, laborers and landlords liens), claim, pledge, charge, community property interest, condition, equitable interest, right-of-way, easement, encroachment, security interest, preemptive right, right of first refusal or similar restriction or right, option, judgment, title defect or encumbrance of any kind.

1.30 LLC Interest.  Seller’s entire interest in the Company, as described in the Company Agreement, including, without limitation, the Series A Units and the Series B Units and Seller’s capital account, liquidation and distribution rights under the Company Agreement.

1.31 Material Adverse Effect.  Any change or other event that, individually or in the aggregate (taking into account all other such changes or effects) that is, or is reasonably likely to be, materially adverse to the Business, provided that a Material Adverse Effect shall not include (i) changes in general United States economic conditions or in the United States securities markets in general that do not affect the Business in a materially disproportionate manner relative to other companies in the same industry; (ii) any event, change, circumstance or effect that generally affects the industry in which the Business operates (including legal and regulatory changes), so long as any such event, change, circumstance or effect does not affect the Business in a materially disproportionate manner relative to other companies in such industry, or (iii) any adverse effects, including but not limited to losses of customers or suppliers or changes in such relationships, caused directly or indirectly by the execution, announcement or performance of this Agreement or the pendency of the Transaction; (iv) any delays or cancellations of orders or payments for the Business’s products or services caused directly or indirectly by the execution, announcement or performance of this Agreement or the pendency of the Transaction; (v) acts taken pursuant to or in accordance with this Agreement or at the request of the Buyer; or (vi) acts of terrorism or war (whether or not declared).  Where otherwise explicitly stated, Material Adverse Effect shall relate to the named entity instead of the Business.

1.32 Net Assets ..  As of any applicable date of determination, all leasehold improvements, computer equipment, tools, software, spare parts and other tangible assets, unrestricted cash, certificates of deposit and any other cash on hand of the Company less any Company Liabilities.

1.33 Parent Securities Filings.  Forms, reports and documents filed by En Pointe Technologies, Inc. with the U.S. Securities and Exchange Commission.

1.34 Person.  An individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

1.35 Purchase Price.  As defined in Section 2.2 below.

1.36 Referral Agreement.  The Sales Agency and Referral Agreement in the form attached hereto as 1.

1.37 Required Consents.  Those consents from the third parties identified in Schedule 1.37 hereto.

1.38 Seller Disclosure Schedule.  As defined in the preamble to Section 3.

1.39 Seller Earnout Shares.  Seven Hundred Forty-Five Thousand (745,000) Ordinary shares of Buyer.

1.40 Services Agreement.  The Services Agreement in the form attached hereto as Exhibit F.

1.41 Subcontract Agreement.  The Subcontract Agreement in the form attached hereto as Exhibit G.

1.42 Target Revenues.  Company revenues, as determined by United States generally accepted accounting principles  of $30,000,000 during the twelve month period ending June 30, 2009.  The calculation of Target Revenues will be made within 45 days of June 30, 2009.

1.43 Taxes.  Any and all taxes, charges, fees, premiums, levies, interest, penalties, additions to tax or other similar assessments, including, but not limited to, income, excise, property, transfer, sales, use, value added and franchise taxes and custom’s duties, imposed by any Governmental Body.

1.44 Transaction Documents.  Shall mean this Agreement, the Assignment, the Escrow Agreement, the License Agreement, the Services Agreement, the Leasing Agreement, the Referral Agreement and the Subcontract Agreement.

2. PURCHASE AND SALE.

2.1 Purchase of Series A Units.  Subject to the terms and conditions of, and in reliance upon the representations and warranties and covenants in, this Agreement, concurrently with Closing, Seller shall sell to Buyer, and Buyer shall purchase, the Series A Units.  The transfer of the Series A Units will be evidenced by the Assignment, and shall be effective upon the Closing.

2.2 Purchase Price and Payment.  Subject to the adjustment provisions set forth below in this Section 2, elsewhere in the Agreement and in the Escrow Agreement, the consideration for the transactions contemplated by this Agreement (the “Purchase Price”) shall be (i) the Cash Consideration, (ii) the Cash Earnout Amount and (iii) either the Seller Earnout Shares or the Alternative Cash Earnout Amount.  The payment of the Cash Consideration, as adjusted pursuant to the terms of this Section 2, shall be made via wire transfer of immediately available funds from Buyer to an account specified by Seller within 12 days from date of signing of this agreement.  Upon receipt of funds Seller shall  within 3 days issue 27587 series A units to the buyer. The Buyer and Seller acknowledge and intend that the Purchase Price shall be the entire consideration to be paid to Seller in connection with the sale of the Series A Units and that Seller shall not be entitled to any other monetary or non-monetary consideration, notwithstanding any assets, working capital, or cash held by the Company at Closing and otherwise available for distribution or any changes in the business of the Company.

2.3 Adjustment to Cash Consideration.  The amount of the Cash Consideration to be paid by Buyer to Seller at Closing shall be reduced by an amount that equals the sum of: (i) the amount, if any, that the Net Assets is less than $1,000,000 and (ii) the aggregate amount of Company Liabilities (which shall include, without limitation, Liabilities associated with the transfer of the Employees to the Company).

2.4 Transfer Taxes; Asset Allocation Schedule.

(a) The Seller shall be responsible for the payment of any Taxes arising out of or in connection with Seller’s transfer of the Business Assets to the Company, provided that Buyer shall promptly reimburse Seller for one half of such Tax payments following receipt of evidence of Seller’s payment of such Taxes.

(b) Seller shall prepare or cause to be prepared and file or cause to be filed all ad valorem, property (whether real or personal) and similar Tax Returns (“Property Tax Returns”) and reports relating to the Business Assets for all periods ending on or prior to the Closing Date that are required to be filed on or after the Closing Date.  The Company shall prepare or cause to be prepared and file or cause to be filed all other Property Tax Returns or reports related to the Business Assets.  Any ad valorem, property (whether real or personal) property Taxes and similar obligations that are levied with respect to the Business Assets for assessment periods within which the Closing Date occurs (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and the Company as of the Closing Date based on the number of days in any such period falling on or before the Closing Date, on the one hand, and after the Closing Date, on the other hand (it being understood that the Seller is retaining liability and shall indemnify and hold the Company harmless from the portion of each such Apportioned Obligation attributable to the number of days in the relevant assessment period up to and including the Closing Date).

(c) The Buyer shall deliver to the Seller, no later than sixty (60) days after the Closing Date, a proposed allocation, for U.S. federal income tax purposes and pursuant to Section 1060 of the Code and the regulations thereunder, of the Purchase Price among the assets deemed purchased for U.S. federal income tax purposes (the “Proposed Allocation”) that the parties anticipate will be in substantially the form attached hereto as Schedule 2.4(c).

(d) Promptly following receipt of the Proposed Allocation, Seller shall review the same and, within thirty (30) days after Seller’s receipt of such Proposed Allocation, may deliver to Buyer a certificate executed by the Seller setting forth objections to the proposed allocation (an "Objection Notice"), together with a summary of the reasons therefor and calculations which, in Seller’s view, are necessary to eliminate such objections.  If Seller does not deliver an Objection Notice within such thirty (30) day period, the Proposed Allocation shall be the final allocation of the purchase price and other relevant items among the Purchased Assets (the "Final Allocation").

(e) If the Seller delivers an Objection Notice within such thirty (30) day period, the Buyer and the Seller shall use their reasonable attempts to resolve by written agreement any differences identified in the Objection Notice within the succeeding five (5) days and, if they are able to resolve all such differences, the allocation agreed to shall be the Final Allocation.  If any objections raised by Seller in the Objection Notice are not resolved within the five (5) day period next following such thirty (30) day period, then the Buyer and the Seller shall submit the objections that are then unresolved (together with any agreed adjustments) to an independent certified public accounting firm mutually agreed to by the Buyer and the Seller, who shall be directed by the Buyer and the Seller to resolve the unresolved objections within the next ten (10) days and to deliver written notice to each of the Buyer and the Seller setting forth its resolution of the disputed matters.  The costs of the independent certified public accounting firm shall be shared equally between the Buyer and the Seller and the allocation resulting from the decision of the independent certified public accounting firm shall be the Final Allocation.

(f) Any allocation that becomes the Final Allocation pursuant to the preceding provisions of this Section 2.4 shall be final and binding as between the Buyer and the Seller and their respective affiliates.  Each party shall file all U.S. federal and state Tax returns and information reporting forms required to be filed in accordance with the Final Allocation.  Except as otherwise required by Law, neither the Buyer nor the Seller shall take a position inconsistent with the Final Allocation on any Tax return; provided however that for purposes of clarity, an amount included in the Tax basis of the Business Assets by Buyer shall not be required to be taken into account or reported by Seller (including for purposes of Internal Revenue Service Form 8594) to the extent such amount is not required to be treated as an amount realized by Seller for Tax purposes.

3. REPRESENTATIONS AND WARRANTIES OF SELLER.

The Seller (for purposes of this Section 3, the term “Seller” shall include all affiliates and subsidiaries of Seller except for Premier BPO, Inc. and Ovex Technologies (Private) Limited), represents and warrants to Buyer that the statements contained in this Section 3 are true and correct as of the date hereof and as of the Closing (as if each such representation and warranty were made on the Closing), except as set forth in a disclosure schedule of even date herewith and delivered by the Seller to Buyer (the “Seller Disclosure Schedule”):

3.1 LLC Interest.  The Series A Units and the Series B Units represent all ownership interests in the Company.  Seller has good, valid and marketable title to its LLC Interest, free and clear of all Liens and restrictions of every kind and nature and Seller can transfer title to the Series A Units pursuant to the terms hereof free and clear of all Liens and restrictions of every kind and nature (other than restrictions on transfer imposed by federal and state securities’ laws and the Company Agreement).

3.2 Corporate Standing.  The Company is duly organized, validly existing and in good standing under the laws of Delaware.  The Company has the power and authority to conduct its business as it is currently conducted.  The Company is qualified to do business as a foreign corporation in all jurisdictions in which it has employees, properties or operations sufficient to require such qualification, except to the extent that a failure to qualify would not have a Material Adverse Effect.

3.3 Authority.  Seller has the requisite power and authority to enter into this Agreement, transfer the Business Assets to the Company and to sell the Series A Units.  Seller, and all affiliates of Seller, have taken all such action as may be necessary and proper for Seller to authorize this Agreement, the execution and delivery hereof, the consummation of the transactions contemplated hereby and the execution and delivery of each of the documents required to be delivered hereunder.  This Agreement has been duly executed and delivered by Seller and is valid, binding and enforceable in accordance with its terms against Seller, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

3.4 Consents; Conflicts.  Other than the Required Consents, the execution and delivery of this Agreement by Seller and the consummation of the transactions by Seller provided hereunder, (i) do not require any third party consent, or notice to any third party or any permit, authorization, or filing with any Governmental Body, except for such consents, notices, permits or authorizations the failure of which to be made or obtained would not have a Material Adverse Effect and (ii) will not violate, conflict with, result in the breach of, or cause the acceleration of or default under any provision of any obligation, mortgage, lien, lease, agreement, instrument, law, order, arbitration award, judgment or decree to which Seller is a party (collectively or individually) or by which Seller is subject or bound, except for violations, breaches or defaults which would not have a Material Adverse Effect.

3.5 Intellectual Property.  At the Closing, the Company will own or possess sufficient legal rights to all trademarks, service marks, trade names, copyrights, trade secrets, patents, information and other proprietary rights necessary to conduct the Business (collectively “Intellectual Property Rights”) and, to the Seller’s knowledge, such Intellectual Property Rights do not conflict with, or infringe upon, the rights of others.  At the Closing, the Company will not be bound by, or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property Rights of the Company or any other person or entity, other than licenses or agreements relating to the Company’s use rights regarding “off the shelf” or standard products and as otherwise contemplated by this Agreement.  The Company has received no notice that it is infringing upon, violating or otherwise acting adversely to the right or claimed right of any person or entity under or with respect to any Intellectual Property Rights or licenses of third parties.  The Company is not aware of any violation by a third party of any of the Company’s Intellectual Property Rights.  The Company is not obligated or under any liability to make payments by way of royalties, fees or otherwise to any owner, licensor of, other claimant to, or party to any option, license or agreement of any kind with respect to, any Intellectual Property Rights except for commercially available software which the Company licenses on standard terms.

3.6 Compliance with Laws and Other Instruments.

(a) Seller has conducted the Business in a manner that is in compliance with all applicable laws, regulations, judgments, decrees and orders of the United States of America and all states, foreign countries or other governmental bodies and agencies having jurisdiction over the Business or the Business Assets except where such noncompliance would not have a Material Adverse Effect.  The Company is not in breach of or default under or, to its knowledge, alleged to be in breach of or default under, any Contract that relates to the Business or the Business Assets.

(b) Section 3.6(b) of the Seller Disclosure Schedule sets forth all Customer Contracts as well as any other Contract that is material to the conduct of the Business (collectively, the “Material Contracts”).  Seller has made available to Buyer a complete and accurate copy of each written Material Contract and all amendments or modifications thereto.

3.7 Employees and Consultants.  The Seller is not aware that any Employee or Consultant is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such Person’s best efforts to promote the interests of the Company or that would conflict with the Business.  Neither the execution nor delivery of this Agreement, nor the carrying on of the Business will, to the Seller’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such Employees or Consultants is now obligated.  The Company is not a party to or bound by any currently effective written employment contract with any Employee.  The Company has no deferred compensation, pension, profit sharing, bonus, insurance, severance or any other similar employee benefit plan or obligation covering any of its Employees other than as set forth on the Seller Disclosure Schedule.  The Company is not bound by or subject to any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the Employees, representatives or agents of the Company.  There are no asserted controversies or labor disputes or union organization activities pending or, to the knowledge of the Company, threatened, between it and the Employees.  To the Company’s knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to the Employees and Consultants.  The Company is not aware of any Employee or Consultant who intends, or has expressed an intention, to terminate his or her employment with the Company, nor does the Company have a present intention to terminate the services of any Employee or Consultant.

3.8 Title to Property.  The Company has good and marketable title to all of its properties and assets free and clear of all Liens except for Liens for current Taxes not yet due and payable.  The plants, property and equipment that will be used in the operation of the Business are in all material respects in reasonably functional operating condition and repair, subject to normal wear and tear.

3.9 Taxes.  Seller and the Company have timely filed or timely requested extensions to file those Tax returns which are currently due or, if not yet due, will timely file or timely request extensions to file all Tax returns required to be filed by them with respect to the Business Assets and the Company for all taxable periods ending on or before the Closing and all such Tax returns are, or will be when filed, true, correct and complete in all material respects.  The Seller and the Company have paid to the appropriate Governmental Body, or, if payment is not yet due, will pay, all Taxes imposed on Seller or the Company or for which the Seller or the Company will be liable with respect to the Business and the Company, whether to taxing authorities or to other persons (pursuant to a Tax sharing agreement or otherwise) for all taxable periods beginning on or before the Closing Date.  Seller and the Company have not received notice of a determination by a Governmental Body that Taxes are owed by the Seller with respect to the Business Assets or the Company that has not been resolved as of the date of Closing and, to Seller’s and the Company’s knowledge, no Tax deficiency is proposed or threatened with respect to the Business Assets or operation of the Business

3.10 Solvency.  No insolvency proceeding of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting, the Seller (other than as a creditor), the Business, or any of the Business Assets are pending or are being contemplated by the Seller, or are, to the knowledge of the Seller, being threatened against the Seller by any other Person, and the Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of which that would constitute the basis for the institution of such insolvency proceedings.  Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (a) the Seller will be able to pay its Liabilities as they become due; and (b) taking into account all pending and threatened litigation, final judgments against the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Seller.

3.11 Litigation.  Other than as disclosed in the Parent Securities Filings filed since July 1, 2007, there is no litigation, proceeding or investigation, either pending or, to Seller’s knowledge, threatened, relating to Seller, Seller’s title to the LLC Interest, the Business, the Business Assets, the Employees or the Consultants, the outcome of which would  have a Material Adverse Effect.

3.12 Securities Filings.  The Seller has filed and made available to Buyer and its representatives, the Parent Securities Filings for the last three (3) years prior to the date of this Agreement.  As of the respective dates they were filed, (i) the Parent Securities Filings were prepared in all material respects in accordance with the requirements of the applicable laws of the U.S. Securities and Exchange Commission and (ii) none of the Parent Securities Filings contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent superseded by a Parent Securities Filing filed subsequently and prior to the date hereof.

4. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer (for purposes of this Section 4, the term “Buyer” shall include all affiliates and subsidiaries of Buyer) represents and warrants to Seller that the statements contained in this Section 4 are true and correct as of the date hereof and as of the Closing (as if each such representation and warranty were made on the Closing), except as set forth in a disclosure schedule of even date herewith and delivered by the Buyer to Seller (the “Buyer Disclosure Schedule”):

4.1 Corporate Standing.  Buyer is duly organized, validly existing and in good standing under the laws of India.  Buyer has the power and authority to carry on its business as currently conducted.

4.2 Authority.  Buyer has the requisite power and authority to execute, deliver and perform its obligations under this Agreement.  Buyer and all affiliates of Buyer have taken all such action as may be necessary and proper to authorize this Agreement, the execution and delivery hereof, the consummation of the transactions contemplated hereby and the execution and delivery of each of the documents required to be delivered hereunder.  This Agreement has been duly executed by Buyer and is valid, binding and enforceable in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

4.3 Capitalization.

(a)           The authorized share capital stock of the Buyer consists of 25,000,000 Equity Shares of Rs 10 each aggregating to Rs 250,000,000.00 As of May 31, 2008,17,350,280  equity shares of Buyer were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and free of all preemptive rights (ii) none of the outstanding capital stock of the Buyer were held in the treasury of the Buyer and (iii) 439,460 shares were reserved for future issuance pursuant to stock options.  Except as set forth in Section 4.3 of the Buyer Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Buyer or obligations of the Buyer to issue or sell any shares of capital stock of, or other equity interests in, the Buyer.  All shares of the capital stock of the Buyer subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  There are no outstanding contractual obligations of the Buyer to repurchase, redeem or otherwise acquire any shares of the capital stock of the Buyer.

(b)           The Seller Earnout Shares will (i) be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the governing corporate documents of Buyer or any agreement to which the Buyer is a party or is bound, (ii) when issued, have all necessary approvals from the requisite Governmental Bodies, and (iii) when issued will be transferable without restriction thereon

4.4 Consents; Conflicts.  The execution and delivery of this Agreement by Buyer and the consummation of the transactions provided hereunder, (i) do not require any third party consent or any permit, authorization, or filing with any Governmental Body except for such consents, notices, permits or authorizations the failure of which to be made or obtained would not have a Material Adverse Effect, (ii) will not violate the governing corporate documents of Buyer as the same may have been amended from time to time, and (iii) will not violate, conflict with, result in breach of, or cause the acceleration of or default under any provision of any material obligation, mortgage, lien, lease, agreement, instrument, law, order, arbitration award, judgment or decree to which Buyer is a party or by which Buyer is subject or bound except for such consents, notices, permits or authorizations the failure of which to be made or obtained would not have a Material Adverse Effect.

4.5 Compliance with Laws and Other Instruments.  The Buyer has conducted its business in a manner that is in compliance with applicable laws, regulations, judgments, decrees and orders of India and all states, foreign countries or other governmental bodies and agencies having jurisdiction over its business except where such noncompliance would not have aMaterial Adverse Effect on Buyer.  The Buyer is not in breach of or default under or, to its knowledge, alleged to be in material breach of or default under of its material Contracts, and the Buyer does not know of any condition or circumstances that, currently or after notice or the lapse of time, is likely to result in a breach of, default under or loss of benefits under any such material Contract.

4.6 Securities Filings.  The Buyer has filed and made available to Seller and its representatives, all forms, reports and documents required to be filed by it with all applicable Governmental Bodies relating to its securities during the last three (3) years prior to the date of this Agreement (collectively, the “Buyer Securities Filings”).  As of the respective dates they were filed, (i) the Buyer Securities Filings were prepared, and all forms, reports and documents filed with any Governmental Body after the date of this Agreement, will be prepared, in all material respects in accordance with the requirements of the applicable laws of the applicable governing Governmental Body and (ii) none of the Buyer Securities Filings contained, nor will any forms, reports and documents filed after the date of this Agreement contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent superseded by a Buyer Securities Filing filed subsequently and prior to the date hereof.

4.7 Title to Property.  The Buyer has good and marketable title to all of its properties and assets except for Liens incurred in the normal course of business.

4.8 Solvency.  No insolvency proceeding of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting, the Buyer (other than as a creditor) are pending or are being contemplated by the Buyer, or are, to the knowledge of the Buyer, being threatened against the Buyer by any other Person, and the Buyer has not made any assignment for the benefit of creditors or taken any action in contemplation of which that would constitute the basis for the institution of such insolvency proceedings.  Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (a) the Buyer will be able to pay its Liabilities as they become due; and (b) taking into account all pending and threatened litigation, final judgments against the Buyer in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Buyer will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Buyer.

4.9 Litigation.  Other than as disclosed in the Buyer Securities Filings filed since July 1, 2007, there is no litigation, proceeding or investigation, pending or, to the Buyer’s knowledge, threatened, relating to Buyer, the outcome of which would have a Material Adverse Effect.

4.10 Financing.  The Buyer has all funds necessary to consummate the transactions contemplated by this Agreement.

5. POST-SIGNING COVENANTS.

5.1 Conduct of Business.  From the date hereof through the date of Closing, except as contemplated by this Agreement, the Seller agrees:

(a) Not to amend the Company Agreement;

(b) Not to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) Not to take any action, or refrain from taking any action, the result of which would be reasonably likely to cause any of the representations and warranties of the Seller contained in Section 3 to be no longer true and correct in all material respects; or take any action, or refrain from taking any action, that would be a material breach of any covenant of Seller contained herein.

5.2 Consents, Filings and Authorizations; Efforts to Consummate.  As promptly as practicable after the date hereof, Buyer and Seller shall make all filings and submissions under such laws as are applicable to them or to their respective affiliates and as may otherwise be required for them to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and shall consult with each other prior to such filing and shall not make any such filing or submission to which the Seller or Buyer, as the case may be, reasonably objects in writing.  All such filings shall comply in form and content in all material respects with applicable laws.  Subject to the terms and conditions herein, each party, without payment or further consideration, shall use commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable laws, to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, including, but not limited to, obtaining all required consents, whether private or governmental, required in connection with such party’s performance of such transactions and each party shall cooperate with the other in all of the foregoing.

5.3 Exclusivity.  From and after the Effective Date until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Seller shall not (and the Seller shall cause the officers, directors, employees, representatives and agents of the Seller, including investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group (other than Buyer, any of its affiliates or representatives) concerning any Acquisition Proposal.  The Seller shall not approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal.  Upon execution of this Agreement, the Seller shall immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and the Seller shall request (or if the Seller has the contractual right to do so, demand) the return of all documents and other data previous furnished to others in connection with the Seller’s efforts in connection with such potential transaction.  The Seller shall immediately notify Buyer of the existence of any proposal or inquiry received by the Seller, and the Seller shall immediately communicate to Buyer the terms of any proposal or inquiry which the Seller may receive (and shall immediately provide to Buyer copies of any written materials received by the Seller in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry.

5.4 Notices of Certain Events.  Prior to the Closing, the Seller, on the one hand, and Buyer, on the other hand, shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction;

(b) any notice or other oral or written communication from any Governmental Body in connection with the Transaction or relating to the Business Assets;

(c) any event, condition or circumstance occurring from the date hereof through the Closing that would constitute a violation or breach of any representation or warranty, whether made as of the date hereof or as of the Closing, or that would constitute a violation or breach of any covenant of any party;

(d) any failure of the Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(e) any material developments affecting the assets, Liabilities, business prospects, financial condition, operations, results of operations or customer, supplier or employee relations of the Seller with respect to the Business or the Business Assets; and

(f) any change that could reasonably be expected to have a Material Adverse Effect, or could delay or impede the ability of the Seller or Buyer to perform its obligations pursuant to this Agreement and to consummate the Transaction.

5.5 Employment Matters.

(a) From the date hereof through the Closing, the Seller shall cooperate with and permit Buyer to communicate in writing with the Employees, at reasonable times and upon reasonable notice, concerning Buyer’s plans, operations and general personnel matters and to interview the Employees and review the personnel records and such other information concerning the Employees as Buyer may reasonably request (subject to obtaining any legally required permission and to other applicable laws).  The Seller shall be solely responsible for any notification and Liability under the Worker Adjustment and Retraining Notification Act relating to any termination of any of its employees from employment with the Seller occurring prior to or after the date of this Agreement, whether or not in connection with the Transaction.  Other than the specific Liabilities set forth in Schedule 5.5(a), the Seller shall be responsible for all Liabilities for employee or independent contractor compensation and benefits accrued or otherwise arising out of services rendered by its Employees, directors and independent contractors prior to the Closing or arising by reason of actual, constructive or deemed termination of their service relationship with the Seller at Closing, including all costs relating to the continuation of health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with respect to Employees not hired by Buyer after the Closing Date.

(b) No provision of this Section 5.5 shall create any third party beneficiary or other rights in any Employee or former employee in respect of continued or resumed employment in the Seller’s Business, or with the Company or Buyer, and no provision of this Section 5.5 shall create any rights in any such persons in respect of any benefits that may be provided under any plan or arrangement which may be established by the Company or Buyer.

5.6 Public Announcements.  From and after the date of this Agreement until the Closing, Buyer and the Seller agree not to make any public announcement or other disclosure concerning this Agreement or the transactions contemplated herein without obtaining the prior consent of the other party as to form, content and timing; provided, however, that a party’s consent shall not be unreasonably withheld.  Notwithstanding the foregoing, if, upon advice of legal counsel, either party determines that public announcement or disclosure is required by applicable law, then the other party shall have the right to review and comment upon (but not approve) any such press release or public statement prior to its issuance, which review and comment shall be expeditious.

5.7 Confidentiality.  Buyer and Seller shall comply with, and shall cause their officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the “Representatives”) to comply with, all of their respective obligations under the Confidentiality Agreement dated [April 22,] 2008 (the “Confidentiality Agreement”) between Seller and Buyer.  Buyer and Seller will hold, and will cause their Representatives to hold, in confidence all documents and information furnished to them by or on behalf of the other party in connection with the transactions contemplated by this Agreement in accordance with the provisions of the Confidentiality Agreement.

5.8 Expenses.  Except as otherwise specifically provided in this Agreement, each of the parties shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transaction, including all fees and expenses of its representatives, provided that Buyer shall reimburse Seller for one half of any sales, transfer or other Taxes paid by Seller arising out of or in connection with Seller’s transfer of the Business Assets to the Company pursuant to Section 2.4(a) above.

5.9 Customer Notifications.  Promptly following the execution of this Agreement, Seller and Buyer shall discuss and mutually agree upon which Customers shall receive written notification of the transactions contemplated by this Agreement and a corresponding request for approval and acknowledgement of the assignment and/or transfer to the Company of the services that are provided in connection with the Business, which are currently being provided by the Seller to such Customers.  Any such notification shall be in the form of a letter reviewed and approved by Buyer, which approval shall not be unreasonably withheld.

6. CONDITIONS TO CLOSING.

6.1 Conditions to the Obligations of the Seller and the Buyer.  The obligations of the Seller and Buyer to consummate the Transaction are subject to the satisfaction or, if permitted by applicable law, waiver of the following conditions on or prior to the Closing:

(a) No statute, rule or regulation shall have been enacted, and no temporary restraining order, preliminary or permanent injunction issued by any court of competent jurisdiction shall be in effect, preventing the consummation of the Transaction; provided, however, that each party shall have used its reasonable best efforts to prevent that entry of such orders or injunctions and to appeal as promptly as possible any such orders or injunctions that may be entered; and

(b) All consents, approvals and authorizations legally required to be obtained to consummate the Transaction shall have been obtained from all Governmental Bodies except to the extent that such failure would not result in a Material Adverse Effect.

6.2 Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the Transaction is subject to the fulfillment prior to the specified date or at the time of Closing of the following conditions with respect to Buyer, any one or more of which may be waived in whole or in part by the Seller (and which unsatisfied conditions, if any, shall be deemed waived upon the Closing):

(a) Each of the representations and warranties of Buyer contained in this Agreement, any Transaction Document to which it is a party and in any certificate or other writing delivered by Buyer pursuant hereto that is expressly qualified by a reference to materiality shall be true, complete and correct as so qualified, and each of the representations and warranties of Buyer that is not so qualified shall be true and correct in all material respects both when made and on and as of the Closing as if made at and as of the Closing (other than representations and warranties which address matters only as of a certain date which shall have been true, complete and correct as of such certain date), with only such exceptions as would not have a Material Adverse Effect on Buyer.

(b) Buyer shall have performed and complied in all material respects with all agreements, obligations and covenants set forth in this Agreement and required to be performed or complied with by it on or prior to the Closing.

(c) Evidence of the initiation of a wire transfer for the Cash Consideration portion of the Purchase Price shall have been provided by Buyer to Seller.

(d) Buyer shall have delivered to the Seller the following:

a) A certificate, dated as of the date of Closing, executed on behalf of Buyer by an officer of Buyer and certifying that the matters set forth in Section 6.2(a) and (b) hereof have been satisfied; and

b) Duly executed copies of each Transaction Document to be executed and delivered by the Buyer.

6.3 Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the Transaction is subject to the fulfillment prior to the specified date or at the time of Closing of the following conditions with respect to the Seller, any one or more of which may be waived in whole or in part by Buyer (and which unsatisfied conditions, if any, shall be deemed waived upon the Closing):

(a) Each of the representations and warranties of the Seller contained in this Agreement, any Transaction Document to which its is a party and in any certificate or other writing delivered by the Seller pursuant hereto that is expressly qualified by a reference to materiality shall be true, complete and correct as so qualified, and each of the representations and warranties of Seller that is not so qualified shall be true, complete and correct in all material respects both when made and on and as of the Closing as if made at and as of the Closing (other than representations and warranties which address matters only as of a certain date which shall have been true, complete and correct as of such certain date), with only such exceptions as would not have a Material Adverse Effect.

(b) The Seller shall have performed and complied in all material respects with all agreements, obligations and covenants set forth in this Agreement and required to be performed or complied with by it on or prior to the date of Closing.

(c) During the period from the date hereof to the Closing, there shall not have occurred any Material Adverse Effect.

(d) The Business Assets shall have been transferred or assigned from the Seller to the Company free and clear of all Liens (other than Liens for Taxes not yet due and payable) and the Seller shall have taken all steps necessary to terminate all UCC financing statements which have been filed with respect to such Lien or other security interests.

(e) The Seller shall have executed and delivered the Transaction Documents.

(f) The Seller shall have delivered to Buyer the following:

a) A certificate, dated as of the Closing, executed on behalf of the Seller by the Chief Executive Officer of the Seller and certifying that the matters set forth in Section 6.3(a), (b) and (c) hereof have been satisfied and attaching: (A) a true calculation of the Company’s Net Assets as of the Closing in a form that identifies the type and value of the Net Assets; (B) a true accounting of the Company Liabilities as of the Closing; (C) an updated Schedule 1.13 (Consultants); and (D) an updated Schedule 1.20 (Employees);

b) A certificate, dated the Closing Date, of the Secretary or Assistant Secretary of the Seller certifying, among other things, that attached or appended to such certificate: (A) is a true and correct copy of the Company Agreement, and all amendments thereto and (B) is a true copy of all corporate actions taken by Seller, including resolutions of its board of directors authorizing the consummation of the Transaction and the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by the Seller pursuant hereto;

c) Certificates of good standing (including tax good standings) from the appropriate state agencies, dated as of a date not more than fifteen (15) days prior to Closing, certifying that the Seller and the Company are in good standing in the State of Delaware, the State of California and in such other jurisdictions as the Business Assets may be located; and

d) True, correct and complete copies of all Required Consents.

7. THE PARTIES’ OBLIGATIONS AFTER CLOSING.

7.1 Contributions to Company Working Capital.  Immediately following the Closing, Buyer (or an affiliate of Buyer) and Seller (or an affiliate of Seller) shall wire $4,025,000 and $975,000, respectively, as a capital contribution to the Company, which the Company shall use for working capital and operational purposes.

7.2 Referral Arrangement.  The parties shall maintain a business referral relationship pursuant to the terms of the Referral Agreement.

7.3 Subcontractor Arrangement.  Seller agrees that for any Customer who does not specifically consent to the assignment of that Customer’s applicable contract to the Company prior to Closing, that Seller shall use the Company as the exclusive subcontractor for services to be provided to such Customers pursuant to the terms of the Subcontractor Agreement.

7.4 Employee Leasing Arrangement.  In order to maintain certain certification standards, including, without limitation, with respect to Cisco, Hewlett Packard, Symantec, Microsoft, etc., Seller will retain certain employees necessary for such certifications.  Such employees will be on Seller’s payroll but will render services to the Company and the Company will pay the costs for such employees pursuant to the terms of the Leasing Agreement.

7.5 Noncompete.

(a) During the three year period commencing on the Effective Date, Seller (for purposes of this Section 7.5(a), the term “Seller” shall include all affiliates and subsidiaries of Seller except for Premier BPO, Inc. and Ovex Technologies (Private) Limited) shall not directly or indirectly (a) own, manage, operate or control, or prepare to or plan to conduct or assist any person or entity to conduct or (b) participate in the ownership, management, operation or control of, or be employed by, or act as a consultant, advisor, creditor, agent, employee, joint venturer, shareholder, partner, member or other security holder or creditor to or be connected in any manner with any business, corporation, person, firm or other entity that is engaged in any business that is competitive with the Business of the Company conducted in the United States (a “Company Competitive Business”); provided, however, that nothing herein shall prohibit Seller’s acquisition of up to five percent (5%) of any class of securities of a Company Competitive Business (but without otherwise participating in or contributing to the activities of such Company Competitive Business).  During the three year period commencing on the Effective Date, Seller shall not directly or indirectly (a) solicit or attempt to solicit, divert or take away or attempt to divert or take away, or otherwise interfere in any fashion with, any former or existing partner, customer, client, account, other business source, prospect or other potential business source for the purpose of selling to such persons any service which is similar to or competitive with any service sold or rendered by the Company related to the Company Competitive Business, or (b) induce, influence, solicit, hire, engage or attempt to induce, influence, solicit, hire or engage any employee of or consultant to the Company to do any of the foregoing or to discontinue such person's association with the Company or obtain such person as an employee, consultant, or in a similar capacity for another business; provided, however, that the foregoing limitations shall not apply to general solicitations by Seller that are not specifically directed at the foregoing persons or entities.  Notwithstanding anything in this Section 7.5 to the contrary, in the event that Seller sells some or all of its business after the date of this Agreement (other than as contemplated by this Agreement), the purchaser of such business shall not be bound by this Section 7.5.

(b) During the three year period commencing on the Effective Date, Buyer (for purposes of this Section 7.5(b), the term “Buyer” shall include all affiliates and subsidiaries of Seller including the Company) shall not directly or indirectly (a) own, manage, operate or control, or prepare to or plan to conduct or assist any person or entity to conduct or (b) participate in the ownership, management, operation or control of, or be employed by, or act as a consultant, advisor, creditor, agent, employee, joint venturer, shareholder, partner, member or other security holder or creditor to or be connected in any manner with any business, corporation, person, firm or other entity that is engaged in the United States in the business of hardware sales, software sales, configuration services or third party warranty services (a “Seller Competitive Business”); provided, however, that nothing herein shall prohibit Buyer’s acquisition of up to five percent (5%) of any class of securities of a Seller Competitive Business (but without otherwise participating in or contributing to the activities of such Seller Competitive Business).  During the three year period commencing on the Effective Date, Buyer shall not directly or indirectly (a) solicit or attempt to solicit, divert or take away or attempt to divert or take away, or otherwise interfere in any fashion with, any former or existing partner, customer, client, account, other business source, prospect or other potential business source for the purpose of selling to such persons any product or service which is similar to or competitive with any product or service sold or rendered by the Seller or any affiliate related to the Seller Competitive Business, or (b) induce, influence, solicit, hire, engage or attempt to induce, influence, solicit, hire or engage any employee of or consultant to the Seller to do any of the foregoing or to discontinue such person's association with the Seller or obtain such person as an employee, consultant, or in a similar capacity for another business; provided, however, that the foregoing limitations shall not apply to general solicitations by Buyer that are not specifically directed at the foregoing persons or entities.

7.6 Receipt of Funds.

                        (a) If Seller (including its affiliates) receives any payments or other revenues after the effective date that are related in whole or in part to services provided by the Company after effective  date, then Seller shall provide the Company with prompt written notice of the receipt of such amounts.  The written notice referred to in the preceding sentence shall provide the following information: (i) the total amount of such payment and the name of the Customer or other party that provided the payment and (ii) the amount, if any, of the payment that the Seller believes is applicable to services provided after the effective date (including detailed documentation of such services).  Seller shall return that portion of the payments to the Company that Seller believes is applicable to services provided by the Company along with the written notice described above.

          (b) If the Company (including its affiliates) receives any payments or other revenues after the effective  date that are related in whole or in part to services provided by the Seller (including its affiliates) prior to effective   date, then the Company shall provide Seller with prompt written notice of the receipt of such amounts.  The written notice referred to in the preceding sentence shall provide the following information: (i) the total amount of such payment and the name of the Customer or other party that provided the payment and (ii) the amount, if any, of the payment that the Company believes is applicable to services provided prior to the effective   date (including detailed documentation of such services).  The Company shall return that portion of the payments to Seller that the Company believes is applicable to services provided by Seller along with the written notice described above.

7.7 Delivery of Company Property.  At Closing, Seller agrees to promptly deliver to the Company the Business Assets as well as all customer lists, customer account records, business plans, training and operation materials and memoranda, personnel records, pricing information, financial information concerning or relating solely to the Business (whether printed or in electronic or digital form).

8. TERMINATION OF THE AGREEMENT.

8.1 Termination of Agreement.  This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing:

(a) By mutual written consent of the Seller and Buyer;

(b) By either the Seller or Buyer if the Closing has not occurred on or prior to the thirtieth (30th) day following the date of this Agreement (the “Final Date”) and if failure of the Closing to occur is not the result of a breach of this Agreement or a willful failure to complete the closing conditions by the party who is terminating the Agreement;

(c) By the Seller, if there has been a material misrepresentation or breach by Buyer of a representation, warranty or covenant contained herein which would result in the failure to satisfy one or more of the conditions set forth in Sections 6.2(a) or 6.2(b), and in any such case, such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured by the Final Date;

(d) By Buyer, if there has been a material misrepresentation or breach by Seller of a representation, warranty or covenant contained herein which would result in the failure to satisfy one or more of the conditions set forth in Sections 6.3(a) or 6.3(b), and in any such case, such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured by the Final Date;

(e) By Buyer, on the one hand, or the Seller, on the other hand, if there shall be any law that makes consummation of the Transaction illegal or otherwise prohibited, or if any order enjoining Buyer, on the one hand, or the Seller, on the other hand, from consummating the Transaction is entered and such order shall have become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this provision shall have used all reasonable efforts to remove or vacate such order.

8.2 Effect of Termination; Right to Proceed.  In the event of the termination or abandonment of this Agreement and the Transaction by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the Transaction is made, and there shall be no liability or obligation thereafter on the part of Buyer or the Seller except (a) for fraud and (b) for breach of this Agreement prior to such termination or abandonment of the Transaction; provided, however, that the provisions of Sections 5.7, 5.8, 5.9 and 10 shall remain in full force and effect and survive any termination of this Agreement.

9. SURVIVAL, ESCROW AND INDEMNIFICATION.

9.1 Survival of Representations and Warranties.  Each party hereto has the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any certificate delivered pursuant to Section 6.2(d) or Section 6.3(f) of this Agreement or disclosed on any Schedule hereto unless waived by the parties.  All of the representations, warranties, covenants, agreements and Closing certifications made by each party herein shall survive the execution and delivery of this Agreement and the Closing for one (1) years; provided further, that: (a) Claims related to fraud, criminal activity or intentional misstatement or misconduct by either party shall survive for the applicable statute of limitations; and (b) Claims related to Sections 9.3(c) and 9.3(d) shall survive for the applicable statute of limitations.  There shall be no termination of any such representation or warranty as to which a Claim has been asserted prior to the termination of such survival period.

9.2 Escrow.

(a) Within seventy-five (75) days following Closing or signing of this agreement, Buyer shall deposit the Cash Earnout Amount and either the Seller Earnout Shares or the Alternative Cash Earnout Amount, as applicable (the “Seller Escrow Amounts”) with U.S. Bank, N.A. (or other institution selected by the Buyer with the reasonable consent of the Seller) as escrow agent (the “Escrow Agent”), such deposit to be governed by the terms of the Escrow Agreement.  In addition to pursuing indemnification obligations directly from Seller, the  Seller Escrow Amounts shall be available to compensate the Buyer Indemnitees pursuant to the indemnification obligations of the Seller set forth in Section 9.3(h).  Except with respect to Section 9.3(h), the Seller Escrow Amounts shall not be available to compensate the Buyer Indemnitees for any other indemnification obligations of the Seller, rather, Buyer shall pursue indemnification from Seller directly with respect to such indemnification obligations.  Pursuant to the terms of the Escrow Agreement, the Seller Escrow Amounts shall be released by the Escrow Agent to Seller fourteen months after the Closing.1

(b) Within seven (7) days following Closing, Seller shall deposit 52,913 Series A Units (the “Escrow Units”) with the Escrow Agent, such deposit to be governed by the terms of the Escrow Agreement.  The Escrow Units shall not be available to compensate the Seller Indemnitees pursuant to the indemnification obligations of the Buyer set forth below, rather, Seller shall pursue any indemnification from Buyer directly.  Notwithstanding the foregoing, (i) if Buyer fails to deliver the Cash Earnout Amount and either the Seller Earnout Shares or the Alternative Cash Earnout Amount within seventy-five (75) calendar days of the Closing, Seller may elect at its sole discretion, in lieu of some or all of such Cash Earnout Amount and either Seller Earnout Shares or Alternative Cash Earnout Amount, to receive a pro rata release of the Escrow Units back to Seller, or (ii) in the event that either the Seller Earnout Shares are not freely tradable or the Alternative Cash Earnout Amount has not been delivered on the one year anniversary of the Closing, Seller may elect at its sole discretion to surrender some or all of the Seller Earnout Shares back to Buyer in exchange for the pro rata release of the Escrow Units back to Seller.  Pursuant to the terms of the Escrow Agreement, in the event that neither of (i) or (ii) above has occurred, the Escrow Units will be eligible for release by the Escrow Agent twelve months after the Closing.  Buyer covenants and agrees that in the event that any of (i) or (ii) above has occurred, it will immediately execute and deliver such documents and take such actions as are reasonably necessary to effect the assignment or return of the Escrow Units to Seller and will promptly reimburse Seller for any additional Taxes that Seller incurs as a result of such event.  Further, Buyer and Seller agree that to the extent that Buyer no longer has a majority ownership interest in the Company, they shall execute and deliver any and all documents necessary to vote their membership interests so that Buyer will designate one representatives on the Managing Board (as defined in the Company Agreement) and Seller will designate two representatives on the Managing Board

9.3 Indemnification by Seller.  Subject to the provisions set forth in Section 9.1 and Section 9.6, the Seller shall indemnify, save and hold Buyer and its representatives (collectively, “Buyer Indemnitees”) harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing; collectively, “Damages”) with respect to or arising from:

(a) The Seller’s breach of any representation or warranty contained in this Agreement, the Transaction Documents to which the Seller is a party or in any certificate or document furnished pursuant hereto by the Seller;

(b) The Seller’s breach or non fulfillment of any covenant or agreement made by the Seller in or pursuant to this Agreement or exhibits and schedules attached in any Transaction Document.

(c) Any Taxes arising as a result of the Seller’s operation of the Business or ownership of the Business Assets prior to the Closing;

(d) Any Liability arising out of the ownership or operation of the Business Assets or the Business prior to the Closing;

(e) Buyer’s failure to obtain any consent required under the terms of a Lease;

(f) Any specifics from the Seller Disclosure Schedule;

(g) Seller’s failure to obtain board of directors  consent to consummate the transactions contemplated by this Agreement;

(h) The Company’s failure, for any reason, to achieve Target Revenues (for the purposes of this subsection, The valuation will be readjusted and  shall be calculated on a ratio of 30:29 basis (e.g. for each $30 shortfall in the Target Revenues, the valuation adjustment shall be $29

(i) any and all Damages arising from any action or order incidental to the foregoing or the enforcement of such indemnification.

9.4  Indemnification by Buyer .  Subject to the provisions set forth in Section 9.1 and Section 9.6, the Buyer shall indemnify, save and hold Seller and its representatives (collectively, “Seller Indemnitees”) harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing; collectively, “Damages”) with respect to or arising from:

(a) The Buyer’s breach of any representation or warranty contained in this Agreement, the Transaction Documents to which the Buyer is a party or in any certificate or document furnished pursuant hereto by the Buyer;

(b) The Buyer’s breach or non fulfillment of any covenant or agreement made by the Buyer in or pursuant to this Agreement or in any Transaction Document to which the Buyer is a party;

(c) Any Taxes arising as a result of the Buyer’s operation of the Business or ownership of the Business Assets after the Closing;

(d) Any Liability arising out of the ownership or operation of the Business Assets or the Business after the Closing;

(e) Buyer’s failure to obtain to obtain board of directors  consent to consummate the transactions contemplated by this Agreement;

(f) Any specifics from the Buyer Disclosure Schedule; and

(g) Any and all Damages arising from any action or order incidental to the foregoing or the enforcement of such indemnification.

9.5 Notice of Claims.  If any Buyer Indemnitee or Seller Indemnitee (collectively, an “Indemnitee” or “Indemnitees”) believes that it has suffered or incurred or will suffer or incur any Damages for which it is entitled to indemnification under this Section 9, such Indemnitee shall so notify the Seller or the Buyer, as applicable (each, an “Indemnitor”), with reasonable promptness and reasonable particularity in light of the circumstances then existing.  If any Claim is instituted by or against a third party with respect to which the Indemnitee intends to claim any Damages, such Indemnitee shall promptly notify the Indemnitor of such Claim.  The notice provided by the Indemnitee to the Indemnitor shall describe the Claim (the “Asserted Liability”) in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Damages that have been or may be suffered by the Indemnitee.  The failure of an Indemnitee to give any notice required by this Section shall not affect any of such Party’s rights under this Section 9 or otherwise except and to the extent that such failure is prejudicial to the rights or obligations of the Indemnitor.

9.6 Limitation of Claims Against the Seller.

(a) The Liability of the Indemnitors for indemnifiable Damages pursuant to this Section 9 shall not be payable unless and until the aggregate amount of Damages suffered or incurred by the Buyer Indemnitees, on the one hand, or the Seller Indemnitees, on the other hand, exceeds $250,000; thereafter, the Buyer Indemnitees or the Seller Indemnitees, as applicable, shall be entitled to seek compensation for all Damages including the $250,000 threshold set forth in this Section 9.6; provided, that the limitation set forth in this Section 9.6 shall not apply to any Damages arising from, or directly or indirectly relating to (i) any fraud, criminal activity or intentional misstatement or misconduct by the Indemnitor, (ii) Sections 9.3(c), (d), (e), (g) or (h), or (iii) Sections 9.4(c), (d) or (e).

(b) The Indemnitors shall not have any Liability for indemnifiable damages pursuant to this Section 9  to the extent the aggregate amount of Damages suffered or incurred by the Indemnitees exceeds Three Million Dollars ($3,000,000); provided, that any Damages arising from, or directly or indirectly relating to (i) fraud, criminal activity or intentional misstatement or misconduct by the Indemnitor, (ii) Sections 9.3(c), (d), (g) or (h), or (iii) Sections 9.4(c), (d) or (e) shall not be subject to, or limited by the limitation upon the indemnification amounts set forth in this Section 9.6(b).

(c) For all purposes of this Section 9, “Damages” shall be net of any insurance or other recoveries payable to an Indemnitee or its affiliates in connection with the facts giving rise to the right of indemnification.

9.7 Survival of Indemnification Claims.  The indemnification obligations set forth in this Section 9 shall survive the Closing.

9.8 Tax Effect of Indemnification Payments.  Any indemnity payments made by the Seller to Buyer Indemnitees pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.

10. MISCELLANEOUS PROVISIONS.

10.1 Modifications; Waiver.  No modification or waiver of this Agreement or any part hereof shall be valid or effective unless in writing and signed by the party sought to be charged therewith and no waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.  No course of dealing between the parties hereto will be deemed effective to modify, amend or discharge any part of this Agreement or the rights or obligations of any party hereunder.

10.2 Partial Invalidity.  If any provision of this Agreement shall be held by competent authority to be invalid or unenforceable, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear.  The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

10.3 Notices.  Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (i) upon delivery, (ii) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested, or (iii) upon confirmation of receipt by telefacsimile.  Any such notice or communication shall be directed to a party at its address set forth below or at such other address as may be designated by a party in a notice given to all other parties hereto in accordance with the provisions of this Section.

Buyer’s Address for Notice:

Allied Digital Services Ltd

Attention: Nitin Shah
77/79 Maharshi Karve Marg 3rd Floor
Kimmatrai Building, Marine Lines
Mumbai, 400002 India
Telephone:                                (91-22-220-02020
Facsimile:                                91-22-220-64170

With a copy to (which shall not constitute notice): :
Michael Lebovitz, Esq.
DLA Piper US LLP
1999 Avenue of the Stars, Suite 400
Los Angeles, California 90067-6023
Telephone:                                (310) 595-3153
Facsimile:                                (310) 595-3453

Seller’s Address for Notice:

En Pointe Technologies

Attention: Bob Din18701 S Figueroa Street, 2nd Floor
Gardena, California 90248

Telephone:                                (310—337-5250
Facsimile:                                (310-258-2350

With a copy to (which shall not constitute notice):

Marc G. Alcser, Esq.
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, CA  92660
Telephone:                                (949) 725-4136
Facsimile:                                (949) 823-5136

10.4 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California pertaining to contracts made and to be wholly performed within such state, without taking into account conflicts of laws principles.

10.5 Further Assurances.  The parties agree to take such further actions and execute such additional documents and instruments as may be reasonably required by the parties hereto or in order to more effectively carry out the terms of this Agreement and the intentions of the parties.

10.6 Jurisdiction and Venue.  In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, the parties hereto specifically consent and agree that the courts of the State of California and/or the United States Federal Courts located in the State of California shall have exclusive jurisdiction over each of the parties and such proceedings.  The parties hereto agree that they will not contest the venue of any such action brought in Los Angeles County, California and/or the United States District Court for the Southern District of California.

10.7 Attorneys’ Fees.  Should any party hereto employ an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief, or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all attorneys’ fees and all costs, including, but not limited to, service of process costs, expert witness fees, and the cost of any bonds, and such reimbursement shall be included in any judgment or final order issued in that proceeding.

10.8 Headings.  Except for the provisions of Section 1, the headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

10.9 Gender.  Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms and the singular of nouns, pronouns and verbs shall include the plural and vice versa.

10.10 Fair Meaning.  This Agreement shall be construed according to its fair meaning, the language used shall be deemed the language chosen by the parties hereto to express their mutual intent, and no presumption or rule of strict construction will be applied against any party hereto.

10.11 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts shall together constitute but one and the same instrument which may be sufficiently evidenced by one counterpart.

10.12 Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party may assign its rights or obligations under this Agreement without receipt of the other parties’ prior written consent.

10.13 Entire Agreement.  This Agreement and the schedules and exhibits hereto, as well as the Confidentiality Agreement, contains the entire understanding and agreement between the parties hereto and supersedes any prior understandings, memoranda or other written or oral agreements between or among any of them respecting the within subject matter.  There are no representations, agreements, arrangements or understandings, oral or written, between or among any of the parties relating to the subject matter of this Agreement which are not fully expressed herein or expressly incorporated herein.

10.14 Exhibits.  All exhibits to which reference is made in this Agreement are deemed to be incorporated by each reference as if fully set forth.

10.15 Opportunity to Consult with Counsel.  Seller and Buyer each acknowledge that they have had a reasonable opportunity to consult with their own independently selected legal counsel concerning the meaning and terms of this Agreement and the consequences of entering into it.  Each party represents and warrants that it is entering into this Agreement of its own free will, based on its own business judgment and is not relying on any representations or warranties by any party except as expressly set forth in this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Limited Liability Company Interest Purchase Agreement as of the date first set forth above.

BUYER: Allied Digital Services Limited, an Indian limited company By: /s/ Nitin Shah Name: Nitin Shah Title: Chairman & Managing Director	SELLER: En Pointe Technologies Sales, Inc., a Delaware corporation By: /s/ Attiazaz ("Bob") Din Name: Attiazaz ("Bob") Din Title: Chief Executive Officer
COMPANY: En Pointe Global Services, LLC, a Delaware limited liability company By: /s/ Attiazaz ("Bob") Din Name: Attiazaz ("Bob") Din Title: Chief Executive Officer

EXHIBIT A

ASSIGNMENT OF LLC INTEREST

THIS ASSIGNMENT OF LLC INTEREST (“Assignment”) is made effective as of July 9, 2008 (the “Effective Date”), by and between En Pointe Technologies Sales, Inc., a Delaware corporation (“Assignor”), and Allied Digital Services Limited, an Indian limited company (“Assignee”), with reference to the following:

A.           WHEREAS, Assignor holds a membership interest, comprised of 80,500 Series A Common Units (“Series A Units”), in En Pointe Global Services, LLC, a Delaware limited liability company (the “Company”), as such interest is more fully described in the Company Agreement~~:~~.

B.           Assignor and Assignee, among others, have entered into that certain Limited Liability Company Interest Purchase Agreement, executed concurrently herewith, regarding the purchase and sale of the Series A Units (the “Purchase Agreement”).

C.           Pursuant to the Purchase Agreement, Assignor desires to assign the Series A Units to Assignee, and Assignee desires to accept such assignment.

D.           The parties agree that 80,500 of the Series A Units or a part thereof may be held in the name of Allied Digital Services Inc US, a wholly owned subsidiary of Assignee or any other subsidiary which is majority owned by Allied Digital Services Ltd..

E.           Capitalized terms not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

NOW, THEREFORE, the parties agree as follows:

1. ASSIGNMENT.  Assignor hereby assigns, conveys, transfers and delivers to Assignee the Series A Units.

2. ACCEPTANCE OF ASSIGNMENT AND ASSUMPTION.  Assignee hereby accepts such assignment of the Series A Units.  Assignee hereby agrees to be bound by the Company Agreement.  Assignee acknowledges and agrees (i) that the Series A Units are being purchased for its own account for investment purposes and without the intent of participating in a distribution or resale of the Series A Units, (ii) that the Series A Units are restricted securities under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold or transferred absent registration or an applicable exemption from the registration requirements of such Act and compliance with the terms of the Company Agreement.  Assignee represents that it is an “accredited investor” as defined in the rules promulgated under the Securities Act.

3. GENERAL PROVISIONS.

3.1 Necessary Acts.  Each party agrees to perform any further acts, and to execute and deliver any additional documents that may be reasonably necessary or required by the parties hereto in order to carry out the intent and provisions of this Assignment and the transactions contemplated hereby.

3.2 Entire Agreement.  This instrument contains the entire agreement between the parties relating to the rights granted and the obligations herein assumed.  Any oral representations or modifications concerning this instrument shall be of no force and effect, excepting a subsequent modification in writing, signed by the party to be charged.

3.3 Captions; Interpretation.  Paragraph headings or captions are inserted as a matter of convenience and reference, and in no way define, limit, extend or describe the scope of this Assignment or any provision hereof.  No provision in this Assignment is to be interpreted for or against either party because that party or the legal representative of that party drafted such provision.

3.4 Governing Law.  This Assignment shall be governed by, construed and enforced in accordance with the laws of the State of California.

3.5 Counterparts.  This Assignment may be executed in counterparts by the parties hereto and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Assignment.  All counterparts so executed shall constitute one instrument binding on all the parties hereto.

3.6 Successors and Assigns.  This instrument shall bind and inure to the benefit of the respective heirs, personal representatives, grantees, successors and assigns of the parties hereto.

3.7 Attorneys Fees.  Should any party hereto employ an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Assignment, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief, or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all attorneys’ fees and all costs, including, but not limited to, service of process costs, expert witness fees, and the cost of any bonds, and such reimbursement shall be included in any judgment or final order issued in that proceeding.

IN WITNESS WHEREOF, Assignee and Assignor have caused this Assignment to be executed effective as of the date first above written.

ASSIGNOR: En Pointe Technologies Sales, Inc., a Delaware corporation By: /s/ Attiazaz ("Bob") Din Name: Attiazaz ("Bob") Din Title: Chief Executive Officer	ASSIGNEE: Allied Digital Services Limited, an Indian limited company By: /s/ Nitin Shah Name: Nitin Shah Title: Chairman & Managing Director

1.

EXHIBIT B

ESCROW AGREEMENT

1.

EXHIBIT C

LEASING AGREEMENT

1.

EXHIBIT D

LICENSE AGREEMENT

1.

EXHIBIT E

REFERRAL AGREEMENT

EXHIBIT F

SERVICES AGREEMENT

EXHIBIT G

SUBCONTRACT AGREEMENT

1.	DEFINITIONS	2

1.1	Agreement	2
1.2	Acquisition Proposal	2
1.3	Assignment	2
1.4	Business	2
1.5	Business Assets	2
1.6	Buyer Indemnitees	2
1.7	Cash Consideration	2
1.8	Cash Earnout Amount	2
1.9	Claim	2
1.10	Closing	2
1.11	Company Liabilities	2
1.12	Consultant	3
1.13	Contract	3
1.14	Conversion Ratio	3
1.15	Customers	3
1.16	Damages	3
1.17	Dollar	3
1.18	Effective Date	3
1.19	Employees	3
1.20	Escrow Agent	3
1.21	Escrow Agreement	3
1.22	Governmental Body	3
1.23	Intellectual Property Rights	3
1.24	Leases	3
1.25	Leasing Agreement	4
1.26	Liability	4
1.27	License Agreement	4
1.28	Lien	4
1.29	LLC Interest	4
1.30	Material Adverse Effect	4
1.31	Net Assets	4
1.32	Parent Securities Filings	5
1.33	Person	5
1.34	Purchase Price	5
1.35	Referral Agreement	5
1.36	Required Consents	5
1.37	Seller Disclosure Schedule	5
1.38	Seller Earnout Shares	5
1.39	Services Agreement	5
1.40	Subcontract Agreement	5
1.41	Target Revenues	5
1.42	Taxes	5
1.43	Transaction Documents	5

2.	PURCHASE AND SALE	5

2.1	Purchase of Series A Units	5
2.2	Purchase Price and Payment	6
2.3	Adjustment to Cash Consideration	6
2.4	Transfer Taxes; Asset Allocation Schedule	6

3.	REPRESENTATIONS AND WARRANTIES OF SELLER	7

3.1	LLC Interest	8
3.2	Corporate Standing	8
3.3	Authority	8
3.4	Consents; Conflicts	8
3.5	Intellectual Property	8
3.6	Compliance with Laws and Other Instruments	9
3.7	Employees and Consultants	9
3.8	Title to Property	10
3.9	Taxes	10
3.10	Solvency	10
3.11	Litigation	10
3.12	Securities Filings	10

4.	REPRESENTATIONS AND WARRANTIES OF BUYER	11

4.1	Corporate Standing	11
4.2	Authority	11
4.3	Capitalization	11
4.4	Consents; Conflicts	12
4.5	Compliance with Laws and Other Instruments	12
4.6	Securities Filings	12
4.7	Title to Property	12
4.8	Solvency	12
4.9	Litigation	13
4.10	Financing	13

5.	POST-SIGNING COVENANTS	13

5.1	Conduct of Business	13
5.2	Consents, Filings and Authorizations; Efforts to Consummate	13
5.3	Exclusivity	14
5.4	Notices of Certain Events	14
5.5	Employment Matters	15
5.6	Public Announcements	15
5.7	Confidentiality	15
5.8	Expenses	16
5.9	Customer Notifications	16

6.	CONDITIONS TO CLOSING	16

6.1	Conditions to the Obligations of the Seller and the Buyer16
6.2	Conditions to Obligations of the Seller	16
6.3	Conditions to Obligations of Buyer	17

7.	THE PARTIES’ OBLIGATIONS AFTER CLOSING	18

7.1	Contributions to Company Working Capital	18
7.2	Referral Arrangement	18
7.3	Subcontractor Arrangement	18
7.4	Employee Leasing Arrangement	18
7.5	Noncompete	19
7.6	Receipt of Funds	20
7.7	Delivery of Company Property	20

8.	TERMINATION OF THE AGREEMENT	20

8.1	Termination of Agreement	20
8.2	Effect of Termination; Right to Proceed	21

9.	SURVIVAL, ESCROW AND INDEMNIFICATION	21

9.1	Survival of Representations and Warranties	21
9.2	Escrow	21
9.3	Indemnification by Seller	22
9.4	Indemnification by Buyer	23
9.5	Notice of Claims	24
9.6	Limitation of Claims Against the Seller	24
9.7	Survival of Indemnification Claims	25
9.8	Tax Effect of Indemnification Payments	25

10.	MISCELLANEOUS PROVISIONS	25

10.1	Modifications; Waiver	25
10.2	Partial Invalidity	25
10.3	Notices	25
10.4	Governing Law	26
10.5	Further Assurances	26
10.6	Jurisdiction and Venue	26
10.7	Attorneys’ Fees	26
10.8	Headings	27
10.9	Gender	27
10.10Fair Meaning27
10.11Counterparts27
10.12Binding Effect; Assignment27
10.13Entire Agreement27
10.14Exhibits27
10.15Opportunity to Consult with Counsel27

1.	ASSIGNMENT	1
2.	ACCEPTANCE OF ASSIGNMENT AND ASSUMPTION	1
3.	GENERAL PROVISIONS	1

3.1	Necessary Acts	1
3.2	Entire Agreement	1
3.3	Captions; Interpretation	2
3.4	Governing Law	2
3.5	Counterparts	2
3.6	Successors and Assigns	2
3.7	Attorneys Fees	2